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                                                              EXHIBIT 4.2
                        AVIC GROUP INTERNATIONAL, INC.





8 January 1997




E. Pendelton James
Pendelton James & Associates, Inc.
200 Park Avenue
Suite 4520
New York, New York 10166


Dear Pen:

          I want to confirm the terms of the revision to our agreement that we have you. Originally, our agreement dated March 22, 1995 (attached), awarded you fees for executive search services that you were providing the Company. As we have revised your duties to assisting the Company in finding Directors for the Company's board of directors, we agree to compensate you 5,000 shares of the Company's stock in lieu of cash compensation. This stock is in addition to the 5,000 shares we awarded you in lieu of cash for executive search services rendered by you per the original agreement.

          If you have any questions concerning this matter, please do not hesitate to contact me at (212) 319-9160.

                                   Sincerely,



                                   /s/ Joseph R. Wright, Jr.
                                   -------------------------------
                                   Joseph R. Wright, Jr.
                                   Chairman and CEO